News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (314) 523-8354 Ian Chadsey, Manager, Investor Relations (905) 238-3904 Email: investor.relations@tlcvision.com

TLCVision Announces Commencement of Stock Buy-Back Program

St. Louis, MO, August 8, 2005: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today that it has received regulatory approval to commence its purchase of up to 2 million shares (approximately 3%) of its approximately 70.6 million common shares currently outstanding.

The purchases may take place from time to time, commencing on August 11, 2005, depending on market conditions, through the facilities of the NASDAQ National Market and the Toronto Stock Exchange. The purchases will terminate on August 10, 2006, or on such earlier date as TLCVision completes its purchases. The prices which TLCVision will pay for any common shares will be the market price of the shares at the time of acquisition and any purchased shares will be cancelled.

Jim Wachtman, TLCVision’s President and CEO, stated “With a healthy balance sheet and strong cash flows, we are well positioned to invest for growth as well as continue our commitment to enhancing shareholder value. The Executive Team and the Board of Directors believes that TLCVision shares are undervalued, and that this stock purchase represents a good use of the company’s funds and will benefit its shareholders.”

When TLCVision does not possess material nonpublic information about itself or its securities, it may enter into a pre-determined plan with its brokers to allow for the purchase of shares at times when TLCVision would normally not be trading in the market due to its own internal trading blackout periods and applicable insider trading rules.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, TLCVision maintains leading positions in Refractive, Cataract, Optometric Services and AMD markets. More information about TLCVision can be found on the web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.